EXHIBIT 11.0


                            DIGITAL BIOMETRICS, INC.
                   STATEMENT RE: COMPUTATION OF LOSS PER SHARE

The per share computations are based on the weighted average number of common shares outstanding during the periods.

                                                         Three Months Ended
                                                            December 31,
                                                 ---------------------------------
                                                      1998                1997
                                                 -------------       -------------
Shares outstanding at beginning of period           13,661,832          12,361,038

Shares issued under retirement plan                     67,828              55,963

Shares issued upon conversion of debentures            306,827                  --

                                                 -------------       -------------
Shares outstanding at end of period                 14,036,487          12,417,001
                                                 =============       =============

Weighted average shares outstanding (A)             13,820,713          12,361,646
                                                 =============       =============

Net loss                                         $  (1,192,423)      $  (1,324,000)
                                                 =============       =============

Loss per common share - basic and diluted        $       (0.09)      $       (0.11)
                                                 =============       =============


(A) Stock options, warrants and other assumed conversion shares are not included in the calculation of the net loss per common share as their effect is antidilutive.